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                                                                   EXHIBIT 10.14


                            KNOWLES ELECTRONICS, INC.
                            MANAGEMENT INCENTIVE PLAN
                                FOR CALENDAR 1999

      This document describes the Management Incentive Plan (the "Plan") designed for key management positions in all business units of Knowles Electronics, Inc. (the "Company") as it applies for the period from January 1, 1999 through December 31, 1999 ("the Plan Year").

Plan Description

      Corporate and Strategic Business Unit ("SBU") goals have been established for the Plan Year. Threshold, target and maximum performance levels have also been determined for Corporate and the Strategic Business Units. Corporate and SBU performance measures have been weighted to reflect the degree of control by the participant and the amount of emphasis that the Company places on the two performance areas for the participant.

      At the end of the Plan Year, actual results will be determined and incentive awards distributed based upon Corporate and SBU results, compared to the predetermined goals.

Administration

      Administrative issues having material impact on the Company's operations or its personnel policies are to be referred to the Compensation Committee of the Board of Directors for determination. The Board of Directors continues to have final authority for the Plan's provisions.
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Eligibility

      The Plan includes key executives and managers whose positions have a direct impact on overall operating results. In order to be eligible, participants must be in positions that are exempt from overtime and have significant supervisory (managerial) responsibility. In addition, these positions must create strategic value for the Company.

      Participation for the Plan Year is determined on the basis of documented participant performance as determined by the Company's Performance Appraisal System. Current participants are eligible to participate for the Plan Year if their performance appraisal rating for the twelve-month period ending December 31, 1998 is at or above the "Meets Expectations" level. However, a participant who fails to achieve a performance appraisal rating of "Exceeds Expectations" or above for the Plan Year will not be eligible to receive a payout for the Plan Year.

      An employee who is promoted, assigned, or transferred prior to the mid-year date of the Plan Year (June 30, 1999) into a position that is eligible to participate in the Plan will participate in the Plan upon approval by the CEO and subject to the provisions hereof. Employees holding new positions established during the course of the Plan Year may become Plan participants in the same manner. If the initial participation date is on or before June 30, 1999, the incentive award will be prorated based upon the number of full months the employee is a participant during the Plan Year. If the initial participation date is after June 30, 1999, the employee will not be eligible to participate.


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      New employees joining the Company during the Plan Year will be considered for participation by the CEO. Upon the approval by the CEO, the employee will enter the Plan as of the date determined by the CEO.

Target Incentive Award

      The Plan provides incentive awards that are meaningful and consistent with competitive award levels and the participant's responsibility level with the Company. The participants are assigned to responsibility tiers. A targeted incentive, expressed as a percentage of base salary, is established for each tier, as shown below.

              Responsibility                  Targeted Incentive As a
                  Tier                        Percent of Base Salary
              --------------                  -----------------------
                  I                                    40%
                  II                                   30%
                  IIA/IIB                              25%
                  III                                  20%
                  IV                                   15%
                  V                                    10%

      A targeted incentive award is determined by multiplying participant's base salary by her/his respective targeted incentive percentage. The resulting targeted incentive award represents the amount that will be generated if the Company and SBU meet their performance goals.


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Performance Criteria

      Targeted goals have been established for two areas of performance:

                              Corporate Performance

                       Strategic Business Unit Performance

      These two areas of performance will be weighted to reflect degree of control over and desired emphasis on the performance criteria.

      The Corporate and SBU performance goals are based on Operating Income in terms of dollars and as a percentage of Sales. The actual incentive award level is related to actual financial performance results as shown in Exhibit A.

      Each participant's performance is assessed and incentive awards are distributed consistent with evaluated performance results documented in the participant's Performance Appraisal. Notwithstanding any other provision hereof, any participant who fails to achieve the minimum performance appraisal rating as specified under "Eligibility" above will not be entitled to any incentive award for the Plan Year. If a participant's performance as of June 30, 1999 is considered to be sufficiently below expected performance standards as to indicate serious doubt whether she/he will be entitled to any incentive award for the Plan Year, such participant will be so advised by written notice prior to July 31. Upon receipt of such written notice, the participant shall be entitled, if she/he so requests in writing, to a meeting with the CEO and, at the participant's option, the Vice President of Human Resources and/or the participant's supervisor.

      The determination that a participant's performance fails to meet the performance standards as determined by the Performance Appraisal System shall be made on or about the end of the Plan


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Year by the CEO, after consultation with, and with the recommendation of, the participant's supervisor and when requested by the CEO, the cognizant Vice President. The determination of the CEO shall be final, subject only to the participant's right upon prompt written notice to the CEO, to have an adverse determination reconsidered and then confirmed or reversed by the CEO, and in that connection to have a meeting with the CEO and, at the participant's option, the Vice President of Human Resources and/or the participant's supervisor.

Form and Timing of Payment

      All earned incentive awards (if any) will be paid out in cash as soon as practical after the Company's results for the Plan Year have been certified by the Company's independent public accounting firm.

Participation and Termination

      Participation in the Plan does not give an individual the right to continued employment with the Company, and participation is limited to those employees who are employed by the company on December 31, 1999, except as provided below. In the case of separation, other than as a result of retirement, death, permanent disability or involuntary termination due to work force reduction, before the end of the Plan Year, an employee has no right to any incentive award opportunity for the Plan Year.

      In the case of separation as the result of retirement, death, permanent disability or involuntary termination due to work force reduction, an amount equal to the prorata share of the incentive award, if any, which would otherwise have been paid to the employee if the employee had been employed by the company at year end, based on the number of full months of actual


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employment during the Plan Year, will be paid to the former employee at the same time in the following year when payments are made to continuing employees.

Accounting Treatment

      The cost of the Plan is charged to Plan Year earnings and the liability is accrued monthly and adjusted at year-end based on the actual earned incentive awards.

Tax Treatment

      The incentive awards are taxed as personal service income to the participants in the year received. The Company is entitled to a deduction for the awards as compensation expense.

Other Incentive Arrangements

      During the course of the Plan Year, participation in the Plan by certain participants may be supplemented, modified or superseded by special incentive arrangements that are deemed to be more appropriate than the Plan.

Effective Date: January 1, 1999


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